NEWS RELEASE

Harte Hanks Receives NYSE Continued Listing Standard Letter
November 2, 2018 – San Antonio – Harte Hanks, Inc. (NYSE: HHS) (the “Company”) announced today that it was notified (the “Notice”) on October 31, 2018 by the New York Stock Exchange, Inc. (the “NYSE”) that it was not in compliance with NYSE’s continued listing standards because the Company’s average market capitalization was less than $50 million over a consecutive 30 trading-day period and the stockholders’ equity of the Company was less than $50 million. As set forth in the Notice, as of October 26, 2018, the 30-trading day average market capitalization of the Company was approximately $42.9 million and the Company’s last reported stockholders’ deficit as of June 30, 2018 was approximately ($7.3) million.
In accordance with NYSE rules, the Company intends to notify the NYSE within 10 business days of receipt of the Notice that the Company intends to cure the deficiency. Under the NYSE rules, the Company has 45 days from the receipt of the Notice to submit a plan advising the NYSE of definitive action the Company has taken, or is taking, that would bring the Company into conformity with continued listed standards within 18 months of receipt of the Notice. Within 45 days of receipt of the plan, the NYSE will make a determination as to whether the Company has made a reasonable demonstration of an ability to come into conformity with the relevant standards in the 18 month period. If the NYSE accepts the plan, the Company's common stock will continue to be listed and traded on the NYSE during the 18 month cure period, subject to the Company's compliance with other continued listing standards, and the Company will be subject to quarterly monitoring by the NYSE for compliance with the plan. During this period, the Company's common stock will continue to be listed and traded on the NYSE, subject to the Company's compliance with the other NYSE listing standards. The Company’s common stock will continue to trade under the symbol “HHS,” but will have an added designation of “.BC” to indicate the status of the common shares as “below compliance.”

The Company is taking appropriate steps pursuant to the NYSE listing standards to regain compliance within the prescribed timeframe. As previously disclosed, the Company has created an Office of the CEO comprised of two executive officers and two members of the Company’s board of directors that previously served in executive roles at other companies. In addition to helping the company with its strategic direction, the Office of the CEO has made significant progress in restructuring activities, including headcount reductions, and has identified other areas that could provide the company with significant costs savings. The Office of the CEO is aiming to complete most of these restructuring activities by the end of the first quarter of 2019.

The NYSE notification does not affect the Company’s business operations or its Securities and Exchange Commission reporting requirements and does not conflict with or cause an event of default under any of the Company's material debt or other agreements.

About Harte Hanks:

Harte Hanks is a global marketing services firm specializing in multi-channel marketing solutions that connect our clients with their customers in powerful ways. Experts in defining, executing and optimizing the customer journey, Harte Hanks offers end-to-end marketing services including consulting, strategic assessment, data, analytics, digital, social, mobile, print, direct mail and contact center. From visionary thinking to tactical execution, Harte Hanks delivers smarter customer interactions for some of the world's leading brands. Harte Hanks has approximately 3,2000 employees located in North America, Asia-Pacific and Europe. For more information, visit Harte Hanks at www.hartehanks.com, call 800-456-9748, or email us at pr@hartehanks.com. Follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.

As used herein, “Harte Hanks” or “the Company” refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require. Harte Hanks’ logo and name are trademarks of Harte Hanks.

Safe Harbor:

Our press release may contain “forward-looking statements” within the meaning of U.S. federal securities laws. All such statements are qualified by this cautionary note, provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. These forward-looking statements are based on current information, expectations and estimates and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include: (a) local, national and international economic and business conditions, including (i) market conditions that may adversely impact marketing expenditures and (ii) the impact of economic environments and competitive pressures on the financial condition, marketing expenditures and activities of our clients and prospects; (b) the demand for our products and services by clients and prospective clients, including (i) the willingness of existing clients to maintain or increase their spending on products and services that are or remain profitable for us, and (ii) our ability to predict changes in client needs and preferences; (c) economic and other business factors that impact the industry verticals we serve, including competition and consolidation of current and prospective clients, vendors and partners in these verticals; (d) our ability to manage and timely adjust our facilities, capacity, workforce and cost structure to effectively serve our clients; (e) our ability to improve our processes and to provide new products and services in a timely and cost-effective manner though development, license, partnership or acquisition; (f) our ability to protect our facilities against security breaches and other interruptions and to protect sensitive personal information of our clients and their customers; (g) our ability to respond to increasing concern, regulation and legal action over consumer privacy issues, including changing requirements for collection, processing and use of information; (h) the impact of privacy and other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws; (i) fluctuations in fuel prices, paper prices, postal rates and postal delivery schedules; (j) the number of shares, if any, that we may repurchase in connection with our repurchase program; (k) unanticipated developments regarding litigation or other contingent liabilities; (l) our ability to complete anticipated divestitures and reorganizations; and (m) other factors discussed from time to time in our filings with the Securities and Exchange Commission, including under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. The forward-looking statements in this press release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Investor Contact:
Hayden IR
Rob Fink
646-415-8972
HHS@HaydenIR.com

SOURCE: Harte Hanks, Inc.

1